Exhibit 99.02

Stock Code: 688082	Short Name: ACMSH

ACM Research (Shanghai), Inc.

Record of Investor Relation Activity

November, 2021

Category of investor relation activity	☐ Specific object research √ Analyst meeting ☐ Media interview ☐ Performance briefing ☐ Press conference ☐ Roadshow ☐ Site visit ☐ Teleconference ☐ Others (Please describe other activities in words)
Visitor’s Unit	BOCI SECURITIES CHINA MERCHANTS SECURITIES HUATAI SECURITIES CSC FOUNDER SECURITIES CITIC SECURITIES HAITONG SECURITIES CICC
Time of meeting	November, 2021
Place of meeting	Company Conference Room
Name of receptionists of the listed company	Chairman: HUI WANG Director/General Manager: JIAN WANG Person in Charge of Financial Matters: LISA YI LU FENG Board Secretary: MINGZHU LUO

Introduction to main contents of investor relation activity
1. Introduction to the Company by the General Manager and the Person in Charge of Financial Matters of the Company

2. Q&A

Q1: What’s your forward looking to the future market?

A: With the increase of new products and new customers as well as the expansion of existing domestic customers, the total demand of customers for our products will increase. We will continue to develop domestic and international markets through differentiated products in the future, with half of sales in Mainland China and half of sales in the global market as our goal.

Q2: What do you think of cleaning technology?

A: The cleaning technology is constantly updated. While developing horizontally, we are also deepening vertically towards the advanced high-temperature IPA drying technology and the supercritical CO2 drying technology, among others, having made a global patent layout for the above two technologies. In the future, we will continue to carry out technological innovation and R&D in response to the market demand.

As to our megasonic technology, its main advantage is that its ability to clean particles below 30nm is much better than that of two-phase fluid technology. Megasonic cleaning technology is more needed for technical nodes below 28nm, especially those below 14nm, as advanced technical nodes are in greater need of cleaning small particles below 30nm. Particularly in 3D structures, small particles in grooves or deep holes, etc., cannot be cleaned by using two-phase fluids. Our cleaning equipment can be configured with SAPS or TEBO technology or two-phase fluid technology. The actual products will depend on the customer’s product structure and particle cleaning requirements. In case of a fragile structure with high aspect ratio, TEBO is recommended. SAPS can be used for plane and deep holes, and two-phase fluid can be used for plane and large particle cleaning. Our Tahoe cleaning equipment combines wet bench and single wafer, which can greatly reduce the amount of sulfuric acid compared with single wafer high-temperature sulfuric acid cleaning equipment. We have very strong IP to protect the patent of wet bench and single wafer. For the cleaning process with special high temperature (greater than 180 ℃), we also have single high-temperature sulfuric acid cleaning equipment for verification on the customer’s production line.

Q3: What are the territorial jurisdiction and governing law of your product technology?

A: Since our establishment in 2005, the ownership of the technology developed by us and all IP vest in ACMSH. Accordingly, the technology is protected and governed by Chinese laws. We are listed on the STAR Market as a completely domestic semiconductor equipment company in China, and the technology developed by us is non-American technology. If parts made in the U.S. are used, they will be subject to the jurisdiction of the U.S. import and export laws. The regulations on parts made in the U.S. are the same for all semiconductor equipment companies at home and abroad.

Q4: What do you think of the parts supply cycle?

A: From the published financial data, it can be seen that our production demand for suppliers has increased significantly this year. We will, according to the production expansion plan in the next 12 months, strengthen communication with suppliers to ensure the medium and long-term supply of core parts.

Q5: What do you think of your other products?

A: Copper plating equipment, etc., is covered in our plan. As for wet bench equipment, while still focusing on the market of 12-inch silicon wafer, we will enter the 8-inch market with differentiated technological innovation on the basis of ensuring gross profit margin. As for LPCVD of furnace tube, we have been in a leading position in the domestic market, and will explore the domestic market together with our partners. As for advanced packaging wet equipment, we have gluing, degluing, developing, etching, cleaning and electroplating copper equipment. We are also the only company in the world that can provide a complete set of wet processing solutions. In the future, we can not only accelerate localization, but also enter the global market for competition.

Q6: What do you think of the decline of ASP for single wafer cleaning equipment?

A: The main reason for the downward trend of the unit price of cleaning equipment mainly lies in the different number of chambers of cleaning equipment. The price will vary due to different number of chambers and different chemical preparation. In 2019, we mainly sold equipment with 8-12 chambers, and after 2020, we also began to sell certain equipment with 2-4 chambers, resulting in a decline in the ASP. Although the ASP has declined, the gross profit margin remains stable.

Q7: What do you think of platformization?

A: The U.S. and Japan have similar experience in the goal of platform-based equipment companies. Except for the special lithography machine, only with multiple platform-based products can we become stronger and bigger. However, it is very rare and difficult for companies to truly become platform-based, and there are only a few companies in the world that can do so. It is not easy for a company to perfect one kind of equipment, let alone multiple platform-based products. A company may need more than ten or even decades of hard work before it can be platform-based, and the key to success depends on the company’s differentiated innovation and original innovation ability. Through more than ten years of constant innovation, we have developed internationally advanced SAPS, internationally leading TEBO, Tahoe cleaning equipment, advanced wet packaging equipment, and then have expanded to high-end copper electroplating equipment and vertical furnace tube series equipment, realizing the leap from wet process to dry process. We are also continuing to develop two kinds of new front-end semiconductor equipment, so that the market coverage of our products will increase from the current USD5 billion to USD10 billion (calculated according to the global semiconductor equipment market in 2020). It’s fair to say that we have basically completed the platform-based product layout and are moving towards the goal of becoming the first-tier semiconductor equipment company in the world.